Exhibit 10.1

MSA TERMINATION AGREEMENT

This MSA Termination Agreement (this “Agreement”) is made and entered into as of the 29th day of June, 2010, by and among Golden Minerals Company, a Delaware corporation (“GMC”); Golden Minerals Services Corporation, formerly named Apex Silver Mines Corporation, a Delaware corporation (“Manager”); Minera San Cristóbal, S.A., a Bolivian sociedad anonima (“Company”); Summit Minerals GmbH, formerly named Apex Metals Marketing GmbH, a Gesellschaft mit beschrankter Haftung organized under the laws of Switzerland (“AMM”); SC Minerals Aktiebolag, a privat aktiebolag organized under the laws of the kingdom of Sweden (“SCM”); Sumitomo Corporation, a corporation organized under the laws of Japan (“Sumitomo”), Comercial Metales Blancos AB, a privat aktiebolag organized under the laws of the Kingdom of Sweden (“CMB”) and SC Minerals Bolivia S.R.L., a limited liability company organized under the laws of Bolivia (“SCMB”).  GMC, Manager, Company, AMM, SCM, Sumitomo, CMB and SCMB are each referred to herein as a “Party” and, collectively, as the “Parties”, with GMC and Manager being referred to herein as the “GMC Parties” and Company, AMM, SCM, Sumitomo, CMB and SCMB being referred to herein as the “Sumitomo Parties”.

Recitals

A.  The Parties are parties to certain or all of the following agreements:

(1)           Management Services Agreement among Company, AMM and Manager dated as of March 24, 2009 (as amended, the “MSA”), as amended by that certain letter agreement among Company, AMM, Manager and Sumitomo dated October 1, 2009 (the “MSA Amendment”);

(2)           Guaranty of Sumitomo in favor of Manager dated as of March 24, 2009 (the “Sumitomo Guaranty”);

(3)           Letter Agreement regarding services for Manager’s affiliates and exploration employee matters among Company, Manager and Sumitomo dated March 24, 2009 (the “Manager Affiliates Letter Agreement”); and

(4)           Reorganized Apex Guaranty of GMC in favor of Sumitomo, SCM, AMM, CMB and SCMB, dated March 24, 2009 (the “GMC Guaranty”).

The MSA, Sumitomo Guaranty, Manager Affiliates Letter Agreement and GMC Guaranty are referred to collectively herein as the “MSA Agreements”.  Capitalized terms not otherwise defined in this Agreement have the meanings set forth in the MSA Agreements.

B.  The Parties have reached certain agreements regarding termination of the MSA Agreements.

Agreement

In consideration of the mutual covenants and conditions set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows.

Article I

Payment, Termination and Release

1.1           Termination Payment.  On June 30, 2010 (the “Effective Date”), Company shall pay to Manager the sum of US $3,200,000.00, which payment (a) satisfies the obligation of Company pursuant to the proviso in Section 13.7 of the MSA to pay a termination fee of US $1,000,000.00, (b) includes an incentive fee in the amount of US $525,000.00 (the “Incentive Fee”) payable by Company to Manager for the six-month period commencing on January 1, 2010 and ending on the Effective Date, as estimated on the Effective Date in accordance with the methodology set forth in Schedule A hereto (based on an Incentive Fee Payment Percentage of 70%) and subject to adjustment pursuant to Section 1.2(a)(i), (c) satisfies the obligation of Manager to pay a fee of US $30,000.00 to Company in respect of MSC Services (as defined in the Manager Affiliates Letter Agreement) for the period of July 1, 2010 through September 30, 2010, and (d) satisfies the obligation of Company to pay a total amount of US $75,000.00 (the “Study Fee Balance”) to Manager in respect of all fees remaining to be paid under the AFE (defined below) for the completion of the Feasibility Study (defined below).  Provided Company has complied with its obligation under this Section 1.1, no amount of Fee shall be due or payable after the Effective Date.  For the avoidance of doubt, no Annual Incentive Fee shall be payable in respect of calendar year 2010.

1.2           Subsequent Settlement.

(a)           The Parties agree that, on July 31, 2010,

(i)            Company shall pay to Manager, or Manager shall pay to Company, as applicable, such amount as shall be required to be paid in order to cause the Incentive Fee to be based on the Company’s actual cash cost of producing a tonne of concentrate in the first two quarters of calendar year 2010 compared to the budget expectation for that period, calculated in accordance with the methodology set forth in Schedule A hereto, and

(ii)           Company shall pay to Manager Reimbursable Expenses not previously paid and to the extent documented in accordance with past practice.  Manager and Company will concurrently provide for positive or negative adjustments, as the case may be, for estimated Reimbursable Expenses from any previous month to reflect actual amounts incurred, as previously contemplated by Section 4.3(b) of the MSA and in accordance with past practice.

The payments referenced in this Section 1.2(a) shall be set off against each other, so that only one net payment shall be made pursuant to this Section 1.2(a) between Company and Manager.

(b)           Manager shall present to Company its calculation of the payments due from Company and from Manager, together with the calculation of the net payment due, pursuant to Section 1.2(a) on or before July 20.  Company shall deliver to Manager within seven days of receipt of the calculations a notice stating that it agrees with the calculations or setting forth, in reasonable detail, any dispute as to the calculations and the basis for such dispute.  A notice of Company setting forth a dispute as to the calculations shall be deemed a Dispute Notice, and Company and Manager shall proceed to resolve such dispute in accordance with Sections 4.4(g) and (h) of the MSA.  If Company delivers a Dispute Notice, no payments pursuant to Section 1.2 shall be made until the amounts of such payments have been agreed by Company and Manager or resolved as set forth herein.

1.3           Termination.  Provided that Company has complied with its obligation under Section 1.1:

(a)           The MSA shall be terminated effective on the Effective Date, provided that:

(i)            Sections 4.1 (only with respect to the second, third and fourth sentences thereof), 10.1(b), 11.1, 11.2, 11.3(b) (only with respect to the proviso thereof), 11.4, 13.7, 14.1 and 14.2 of the MSA shall survive termination and remain in full force and effect,

(ii)           Schedule F to the MSA shall survive termination and remain in full force and effect until, and shall terminate on, the earlier of December 31, 2010 and the date that Manager sells the Plane (whether by a sale of the Plane or by the sale of Aero Lipez) to a third party (which may include Company) (the “Aerolipez Termination Date”),

(iii)          Manager shall complete its work in respect of the Feasibility Study (defined below), as set forth in this Agreement, and

(iv)          The indemnity of Company set forth in the MSA Amendment shall survive termination and remain in full force and effect.

(b)           The Manager Affiliates Letter Agreement shall be terminated effective (i) with respect to all Exploration Services and those MSC Services provided to Manager Affiliates other than Aerolipez SRL, on September 30, 2010 or such earlier date as Manager elects by written notice to Company, and (ii) with respect to MSC Services provided to Aerolipez SRL, on the Aerolipez Termination Date; provided, however, that, to the extent any MSC Services are provided to Aerolipez SRL after September 30, 2010, Manager shall pay to Company a fee of $2,000.00 per month (or portion of a month) after September 30, 2010 during which such MSC Services are provided, instead of the US $10,000 monthly fee set forth in the Manager Affiliates Letter Agreement.  Manager and Company agree that, notwithstanding the foregoing, Manager shall, and shall cause Manager Affiliates to, cause the full and unconditional release and discharge of any employee of Company from his functions, duties, responsibilities and liabilities in his capacity as director or manager of Manager and Manager Affiliates, as applicable (including any other fiduciary capacity with any such Entity), as soon as practicable but in any event no later than (x) with respect to Manager Affiliates other than Aerolipez SRL, September 30, 2010, and (y) with respect to Aerolipez SRL, the Aerolipez Termination Date.

(c)           The Sumitomo Guaranty shall be terminated effective on the Effective Date, provided that (i) the Sumitomo Guaranty shall not be terminated and shall remain in full force and effect with respect to (and only with respect to) (x) the obligations of Company under the MSA that survive termination and (y) the obligations of Company under this Agreement, and (ii) notwithstanding anything herein to the contrary, the Sumitomo Guaranty shall be terminated (including, without limitation, with respect to the obligations of Company under the MSA that survive termination and the obligations of Company under this Agreement) and be of no further effect on June 30, 2020 (or, if later, the expiration of the applicable statutes of limitation).

(d)           The GMC Guaranty shall be terminated effective on the Effective Date with respect to (and only with respect to) the obligations of Manager under the MSA (the “MSA Obligations”), provided that (i) the GMC Guaranty shall not be terminated and shall remain in full force and effect with respect to (and only with respect to) (x) the MSA Obligations that survive termination and (y) the obligations of Manager under this Agreement, and (ii) notwithstanding anything herein to the contrary, the GMC Guaranty shall be terminated with respect to (and only with respect to) all MSA Obligations (including, without limitation, with respect to the MSA Obligations that survive termination) and the obligations of Manager under this Agreement effective on June 30, 2020 (or, if later, the expiration of the applicable statutes of limitation).  For the avoidance of doubt, nothing in this Agreement shall affect the GMC Guaranty as it relates to, and the GMC Guaranty remains in full force and effect with respect to, any “Guaranteed Obligations” (as defined under the GMC Guaranty) to be performed under any document, instrument or agreement other than the MSA or this Agreement.

1.4           Releases.

(a)           Provided that Company has complied with its obligation under Section 1.1, as of the Effective Date each of the GMC Parties (on its own behalf and on behalf of the Manager Affiliates (as defined in the Manager Affiliates Letter Agreement)) knowingly and voluntarily releases each of the Sumitomo Parties, its officers, directors, Affiliates, successors and assigns, from any and all claims, suits, demands, actions or causes of action of any kind or nature whatsoever, whether the existence of such claims or the underlying facts are known or unknown, whether in law or at equity, which such party now has or claims, or might in the future have or claim (collectively, the “GMC Claims”), pertaining to or arising out of the MSA Agreements other than GMC Claims arising after the Effective Date and pertaining to or arising out of the provisions of the MSA Agreements that survive termination of the MSA Agreements or pertaining to or arising out of any breach or default by any Sumitomo Party under this Agreement, which claims are not released hereby.

(b)           Provided that Company has complied with its obligation under Section 1.1, as of the Effective Date each of the Sumitomo Parties knowingly and voluntarily releases each of the GMC Parties, its officers, directors, Affiliates, successors and assigns, from any and all claims, suits, demands, actions or causes of action of any kind or nature whatsoever, whether the existence of such claims or the underlying facts are known or unknown, whether in law or at equity, which such party now has or claims, or might in the future have or claim (collectively, the “Sumitomo Claims”), pertaining to or arising out of the MSA Agreements other than Sumitomo Claims arising after the Effective Date and pertaining to or arising out of the provisions of the MSA Agreements that survive termination of the MSA Agreements or pertaining to or arising out of any breach or default by any GMC Party under this Agreement, which claims are not released hereby.

Article II

Transition Matters

2.1           60 K Feasibility Study.  Manager is managing the performance of third party services related to the completion of a feasibility study (the “Feasibility Study”) regarding the potential expansion of the San Cristobal concentrator and related facilities to a throughput capacity of 60,000 tonnes of ore per day, pursuant to MSC Authorization For Expenditure for the 60K Expansion Feasibility Study (the “AFE”).  Manager’s expenses for work on the Feasibility Study are paid by Company pursuant to the AFE, and are not part of the Fee or the Study Fee Balance.  Company and Manager agree that Manager will complete the work contemplated by the AFE, and Company will continue reimbursing Manager for its expenses incurred pursuant to the AFE in accordance with past practice (it being understood that any and all fees remaining to be paid to Manager pursuant to the AFE shall be deemed included in the Study Fee Balance and paid pursuant to Section 1.1).  Company and Manager anticipate that Manager’s work pursuant to the AFE will be completed in July 2010.  Manager hereby irrevocably assigns to Company all right, title and interest of Manager (now or hereafter existing) to the Feasibility Study and the contract pursuant to which such Feasibility Study was performed.  Manager shall perform such further acts and execute and deliver such further documents, in each case as reasonably requested by Company, to give effect to the foregoing assignment.

2.2           Reimbursable Expenses.  As contemplated by Section 13.7(a)(ii) of the MSA, following the Effective Date, Manager shall continue to prepare monthly invoices for and provide documentation with respect to Reimbursable Expenses attributable to Services performed prior to the Effective Date in accordance with past practice, and Company shall pay such invoices in accordance with past practice.

2.3           Cooperation.  Each of the Parties shall take all actions, and do all things, reasonably necessary, proper or advisable on its part to cooperate with the other Parties and make effective the actions contemplated by this Agreement, including (i) executing and delivering any and all further materials, documents and instruments as may be reasonably requested by another Party, and (ii) providing information (including without limitation financial and tax information), records and documents (electronic or otherwise) regarding Company or Manager or their respective subsidiaries to other Parties as appropriate or required in connection with the Parties’ consummation of the transactions contemplated hereby.

Article III

Representations and Warranties

3.1           Representations of Parties.  Each GMC Party represents and warrants to each Sumitomo Party, and each Sumitomo Party represents and warrants to each GMC Party, that as of the date of this Agreement and as of the Effective Date:

(a)           it is duly incorporated or registered and validly existing under the laws of the jurisdiction in which it was formed;

(b)           it has full organizational power and authority to conduct its business, to own its properties and perform its obligations under this Agreement;

(c)           the execution, delivery and performance of its respective obligations under this Agreement have been duly authorized by all necessary corporate or other organizational action, and this Agreement has been duly executed and delivered by it and is a valid, legal and binding obligation of such Party, enforceable against it in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, moratorium or other laws of general application affecting the rights of creditors;

(d)           neither the execution nor the delivery by such Party of this Agreement nor the performance by that Party if its obligations hereunder (i) conflicts with, violates, or results in a breach of any Law applicable to such Party; (ii) conflicts with, violates or results in a breach of any material term or condition of any judgment, decree, material agreement or material instrument to which such Party is a party or by which such Party or any of its properties or assets are bound, or constitutes a default under any such judgment, decree, material agreement or material instrument; or (iii) violates any provision of its organizational documents;

(e)           no approval, authorization, order or consent of, or declarations, registration or filing with, any Governmental Authority is required for the valid execution, delivery and performance by that Party of this Agreement, except such as have been duly obtained or made; and

(f)            there is no action, suit or proceeding before or by any court or Governmental Authority or, to the Party’s knowledge, threatened against such Party, or its Affiliates, which is likely to result in an unfavorable decision, ruling or finding that would materially and adversely affect the validity or enforceability of this Agreement, or would materially and adversely affect the performance by such Party of its obligations hereunder.

Article IV

Miscellaneous

4.1           Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, INCLUDING SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW, WITHOUT REGARD TO ANY CHOICE OR CONFLICTS OF LAW PROVISION OR RULE

THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK.

4.2           Submission to Jurisdiction; Waiver of Jury Trial; Service of Process.

(a)           Each Party hereby (i) submits to the exclusive jurisdiction of any New York State or United States federal court located in the Borough of Manhattan, The City of New York, for the purpose of any Legal Proceeding arising out of or relating to this Agreement, (ii) agrees that all claims in respect of any such Legal Proceeding may be heard and determined in such courts, and (iii) irrevocably waives (to the extent permitted by applicable Law) any objection which it now or hereafter may have to the laying of venue of any such Legal Proceeding brought in any of the foregoing courts, and any objection on the ground that any such Legal Proceeding in any such court has been brought in an inconvenient forum.

(b)           EACH PARTY HERETO HEREBY AGREES TO WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IN ANY LEGAL PROCEEDING OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR PARTIES, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE.  EACH PARTY AGREES THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY.  WITHOUT IN ANY WAY LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION 4.2(B) AS TO ANY ACTION, COUNTERCLAIM, OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR ANY PROVISION HEREOF.  THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT.  A COPY OF THIS SECTION 4.2(B) MAY BE FILED WITH ANY COURT AS WRITTEN EVIDENCE OF THE WAIVER OF THE RIGHT TO TRIAL BY JURY AND CONSENT TO TRIAL BY COURT.

4.3           Notices.  Unless otherwise provided herein, all notices, requests, consents or other communications which any Party may desire or be required to give hereunder shall be in writing in the English language and shall be delivered by hand or overnight courier service, mailed by registered or certified mail, or sent by facsimile transmission, as follows:

To Company:                                                                  Minera San Cristóbal, S.A.
Calle 15, Calacoto
Torre Ketal, Piso 5
La Paz, 15
Bolivia
Attention:  President
Tel:  +591-2-243-3800
Fax:  +591-2-243-3737
Email: haruo.matsuzaki@minerasancristobal.com

With a copy to:                                                       Sumitomo Corporation
8 11, Harumi, 1 chome,
Chuo ku, Tokyo, 104 8610 Japan
Attention:  General Manager of the San Cristóbal Project Department
Fax:  +81 3 5166 6423
Email: takahiro.izuta@sumitomocorp.co.jp

To Manager:                                                                     Golden Minerals Services Corporation
350 Indiana Street, Suite 800
Golden, Colorado 80401
U.S.A.
Attention:  President
Tel:  (303) 839-5060
Fax:  (303) 839-5907
Email: jeffrey.clevenger@goldenminerals.com

Any notice given as provided in this Agreement shall be in writing and may be personally served, telexed or sent by telefacsimile or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, upon receipt of telefacsimile or telex with evidence of proper transmission to and of receipt by the addressee.

Notwithstanding anything to the contrary, delivery of notice by electronic transmission via email between or among any of Manager, Company and AMM with a notation in the subject line “MSC Management Services Agreement — Formal Notice” shall be effective, provided that such notice be followed by facsimile transmission within three (3) Business Days after the delivery of such electronic notice.

4.4           Payments.              All payments required to be made pursuant to this Agreement shall be made by wire transfer of immediately available funds in US dollars to such account as the Party receiving such payment shall specify in writing (which may be by email) to the Party making such payment.

4.5           Obligations of Subsidiaries.  Each of GMC and Sumitomo hereby agrees to cause its subsidiaries that are Parties to this Agreement to perform its obligations hereunder.

4.6           Assignment.  This Agreement may not be assigned by any Party hereto without the other Parties’ prior written consent.

4.7           Entire Agreement; Severability.  This Agreement constitutes the entire understanding between the Parties hereto with respect to the subject matter hereof and supersedes in its entirety any prior agreements between the Parties with respect to the subject matter hereof whether written or oral including, but not limited to, the Management and Services Agreement between Manager and Company, dated September 25, 2006.  No waiver or amendment or modification of the terms hereof shall be valid unless signed in writing by the Parties hereto and only to the extent therein set forth.  If any term or provision of this Agreement or any portion of a term or provision hereof or the application thereof to any Person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision or portion thereof to Persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement and each portion thereof shall be valid and enforced to the fullest extent permitted by law.

4.8           No Waiver.  The failure of any Party to enforce at any time or for any period of time any other provision of this Agreement shall not be construed as their waiver of such provision or the right of a Party to subsequently enforce each and every provision.

4.9           Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective legal successors and permitted assigns.

4.10         Headings and Titles.  Titles and headings appearing at the beginning of any subdivision are for convenience only and for not constitute any part of any such subdivision and shall be disregarded in construing the language contained in this Agreement.

4.11         Amendment; Counterparts.  This Agreement may be amended only in writing signed by all of the Parties.  This Agreement may not be executed in separate counterparts.

IN WITNESS WHEREOF, this Agreement has been executed by the Parties hereto as of the date first written above.

GOLDEN MINERALS COMPANY

By:	/s/ Jerry W. Danni
	Name:	Jerry W. Danni
	Title:	Executive Vice President

GOLDEN MINERALS SERVICES CORPORATION

By:	/s/ Jerry W. Danni
	Name:	Jerry W. Danni
	Title:	Executive Vice President

MINERA SAN CRISTÓBAL, S.A.

By:	/s/ Haruo Matsuzaki
	Name:	Haruo Matsuzaki
	Title:	President

SUMMIT MINERALS GMBH

By:	/s/ Takunari Ikegami
	Name:	Takunari Ikegami
	Title:	President

SUMITOMO CORPORATION

By:	/s/ Takahiro Izuta
	Name:	Takahiro Izuta
	Title:	Corporate Officer

SC MINERALS AKTIEBOLAG

By:	/s/ Takahiro Izuta
	Name:	Takahiro Izuta
	Title:	President

COMERCIAL METALES BLANCOS AB

By:	/s/ Takahiro Izuta
	Name:	Takahiro Izuta
	Title:	President

SC MINERALS BOLIVIA S.R.L.

By:	/s/ Haruo Matsuzaki
	Name:	Haruo Matsuzaki
	Title:	President